EXHIBIT 14.1

Payment Data Systems, Inc.

Code of Ethics

In accordance with the requirements of the U.S. Securities and Exchange Commission, the Board of Directors of Payment Data Systems, Inc. (with its subsidiaries, the “Company”) has adopted this Code of Ethics (this “Code”) in order to:

•	encourage honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;
•	encourage full, fair, accurate, timely and understandable disclosure;
•	encourage compliance with applicable laws and governmental rules and regulations;
•	ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information;
•	deter wrongdoing; and
•	ensure accountability for adherence to the Code.

All directors, officers and employees of the Company are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 6, Reporting and Accountability. The Code will be strictly enforced and violations will be dealt with immediately. Violations that involve illegal behavior will be reported to the appropriate authorities.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company. All such persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Those who violate the standards in this Code or who fail to cooperate with management directions given to effect compliance with this Code may be subject to disciplinary action, possibly including termination of employment. For guidance with respect to issues not addressed in this Code, employees should follow the Company’s internal policies and procedures.

If you have any questions regarding this Code, you should address these questions to your supervisor, or to the general counsel or other person identified by the Company as its compliance officer (the “Compliance Officer”). The Code is enforced by the General Counsel where the suspected violation involves a person who is not a director or officer. The audit committee, or, if there is no audit or another independent committee, the Board of Directors enforces any suspected violations involving a director or officer.

1. Honest and Ethical Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

•	Act with integrity, including being honest and ethical while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

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•	Observe both the form and spirit of laws and governmental rules and regulations and accounting standards.
•	Adhere to a high standard of business ethics.
•	Accept no improper or undisclosed material personal benefits from third parties as a result of any transaction or transactions of the Company.

2. Conflicts of Interest

A “conflict of interest” arises when a person’s loyalties or actions are divided between the interests of the Company and those of another, such as a competitor, supplier or customer, or personal business. A conflict of interest can arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. A conflict of interest may also arise when an individual, or members of his or her family, receives an improper personal benefit as a result of his or her position in, or relationship with, the Company. Moreover, the appearance of a conflict of interest alone can adversely affect the Company and its relations with business partners, customers, suppliers and employees.

Employees are expected to use good judgment, to adhere to high ethical standards and to avoid situations that create an actual or potential conflict of interest. It is almost always a conflict of interest for employees to work simultaneously for a competitor, customer or supplier. In this regard, Company personnel shall not have any undisclosed financial interest in any competitor, supplier, customer, or strategic partner if that interest would create a conflict of interest with the Company. If there is such an interest, the employee should disclose the nature of the interest to the human resources department or the general counsel, as appropriate; provided, however, that employees may maintain small investments in publicly held companies in which an employee has no influence or control.

A conflict of interest can also arise with respect to employment of relatives and persons with close personal relationships. If a director, officer or employee (or someone with whom the person has a close relationship (e.g., a family member or close companion) has a financial or employment relationship with an actual or potential competitor, supplier or customer, the director, officer or employee must disclose this fact in writing to the Compliance Officer. The Company may take any action that it deems necessary in its sole discretion to avoid or remedy an actual, prospective or perceived conflict of interest, including a reassignment of some or all of the employee’s duties or change of the employee’s position.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer (or their family members) are expressly prohibited unless approved by the Board of Directors.

A conflict of interest may not always be clear; therefore, you should consult with the Compliance Officer if you have any questions. Any employee who becomes aware of a conflict or a potential conflict should bring it to the attention of the Compliance Officer.

3. Disclosure

Each director, officer and employee, to the extent involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer, and the Controller (the “Senior Financial Officers”) and the General Counsel, is required to be familiar with the Company’s disclosure controls and procedures applicable to him or her so that the Company’s public reports and documents filed with the Securities and Exchange Commission (the “SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

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Each director, officer and employee, to the extent involved in the Company’s disclosure process, including without limitation the Senior Financial Officers and the General Counsel, must:

•	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.
•	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

4. Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations in the performance of their duties for the Company, including those relating to accounting and auditing matters and insider trading. Other policies issued by the Company also provide guidance as to certain of the laws, rules and regulations that apply to the Company’s activities.

5. Insider Trading

Generally, it is against Company policy for any individual to profit from undisclosed information relating to the Company or any other company in violation of insider trading or other laws. Inside information is any material, non-public information a reasonable investor is likely to consider important when making an investment decision. Anyone who is aware of material non-public information relating to the Company, our business partners, or other companies may not use the information to trade directly or indirectly or tip others to trade in stock or other securities of that company in violation of the federal securities laws.

If you are uncertain about the legal rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with the Compliance Officer before making any such purchase or sale. You should also consult the Company’s Insider Trading Policy which applies to all directors, officers and employees as well as consultants and independent contractors of the Company and is hereby incorporated by reference.

6. Reporting and Accountability

The Board of Directors has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any violation of this Code is required to notify the audit committee, if there is one or if not, the full Board or the Compliance Officer promptly.

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Any questions relating to how these policies should be interpreted or applied should be addressed to the Compliance Officer or the audit committee or Board, as applicable. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest, as discussed in Section 2 of this Code, should be discussed with the Compliance Officer or the audit committee or Board, as applicable. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Compliance Officer or the audit committee, if there is one or if not, the full Board, as applicable.

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Each director, officer or employee must:

•	Notify the appropriate contact promptly of any existing or potential violation of this Code.
•	Cooperate in any internal investigation of misconduct under this Code.
•	Not retaliate against any other director, officer or employee for good faith reports of known or suspected acts of misconduct or other violations of this Code.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Compliance Officer, the audit committee, if there is one or if not, the full Board, as the case may be, will take all appropriate action to investigate any violations reported. In addition, the audit committee, Board or the Compliance Officer, as appropriate, shall report each violation and alleged violation involving a director or an executive officer to the Chairperson of the Board. To the extent he or she deems appropriate, the Chairperson of the Board shall participate in any investigation of a director or executive officer. After the conclusion of an investigation of a director or executive officer, the conclusions shall be reported to the entire Board.
•	The Board will conduct such additional investigation as it deems necessary. If the Board determines that a director or executive officer has violated this Code, it will take such disciplinary or preventive action as deemed appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.
•	The Company will make every effort to protect the integrity of every investigation, including protecting reporters and witnesses from harassment, intimidation and retaliation, keep evidence from being destroyed, ensure testimony is honest and identify root causes. The Company will make every effort to keep the identity of every reporter private and to secure any data relating to the investigation. Also, the Company may require witnesses to maintain a particular investigation and their role in strict confidence.

7. Corporate Opportunities

Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Employees, officers and directors who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Compliance Officer, the audit committee or the Board.

8. Confidentiality

In carrying out the Company’s business, employees, officers and directors often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of our Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

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9. Fair Dealing

We seek to succeed through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, consultants, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

10. Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

11. Payments to Government Personnel

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the United States government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. It is the Company’s policy to not provide any gifts, favors or gratuities to any government official.

12. Amendment, Modification and Waiver

This Code may be amended or modified by the Company’s Board of Directors. Any employee or director who believes that a waiver may be called for should discuss the matter with the Compliance Officer, the audit committee, if there is one or if not, the full Board. Waivers of this code may only be granted by the Board of Directors or a committee of the Board of Directors with specific delegated authority to grant such waivers at their sole discretion. Any waivers involving a director or executive officer may only be granted by the Board of Directors at its sole discretion. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of our securities on any stock exchange. The company will review this Code regularly to assess its utility given the changing demands of the company and the scale and scope of its operations.